Exhibit 3.28

MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH

BUREAU OF COMMERCIAL SERVICES

Date Received	[FOR BUREAU USE ONLY]
This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name
Jeffery S. Battershell – Warner Norcross & Judd LLP

Address
900 Fifth Third Center, 111 Lyon Street, N.W.

City	State	Zip Code
Grand Rapids	Michigan	49503-2487	EFFECTIVE DATE:

Documents will be returned to the name and address you enter above.

        If left blank document will be mailed to the registered office.

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Profit and Nonprofit Corporations

(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1. The present name of the corporation is: Cello-Foil Products, Inc.

2. The identification number assigned by the Bureau is: 163165

3. Article IV of the Articles of incorporation is hereby amended to read as follows:

The total authorized capital stock of the corporation is 184,000 shares of common stock, without par value, all of one class.

A new Article X shall be added to the Article of Incorporation as follows:

The shareholders of the corporation shall not be entitled to any preemptive rights to acquire the corporation’s unissued shares.

GOLD SEAL APPEARS ONLY ON ORIGINAL

COMPLETE ONLY ONE OF THE FOLLOWING:

4. (For amendments adopted by unanimous consent of Incorporators before the first meeting of the board of directors or trustees.)

The foregoing amendment to the Articles of Incorporation was duly adopted on the      day of             ,             , in accordance with the provisions of the Act by the unanimous consent of the Incorporator(s) before the first meeting of the Board of Directors of Trustees.

Signed this      day of                     ,

(Signature)	(Signature)
(Type or Print Name)	(Type or Print Name)
(Signature)	(Signature)
(Type or Print Name)	(Type or Print Name)

5. (For profit and nonprofit corporations whose Articles state the corporation is organized on a stock or on a membership basis.)

The foregoing amendment to the Articles of Incorporation was duly adopted on the 6th day of June, 2005, by the shareholders if a profit corporation, or by the shareholders or members if a nonprofit corporation (check one of the following)

☑	at a meeting the necessary votes were cast in favor of the amendment.

☐	by written consent of the shareholders or members having not less than the minimum number of votes required by statute in accordance with Section 407(1) and (2) of the Act if a nonprofit corporation, or Section 407(1) of the Act if a profit corporation. Written notice to shareholders or members who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders or members is permitted only if such provision appears in the Articles of incorporation.)

☐	by written consent of all the shareholders or members entitled to vote in accordance with section 407(3) of the Act if a nonprofit corporation, or Section 407(2) of the Act if a profit corporation.

☐	by consents given by electronic transmission in accordance with Section 407(3) if a profit corporation.

☐	by the board of a profit corporation pursuant to section 811(2).

Profit Corporations and Professional Service Corporations	Nonprofit Corporations

Signed this 9 day of June, 2006	Signed this day of ,

By	By	(Signature President, Vice-President, Chairperson or Vice-Chairperson)
(Signature of an authorized officer or agent)

Mr. Rieger Lesiow, President and COO
(Type or Print Name)		(Type or Print Name)

GOLD SEAL APPEARS ONLY ON ORIGINAL